                                                                       EXHIBIT A

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               INPUT/OUTPUT, INC.

                                      AND

                                  SCF-IV, L.P.


                            SERIES B PREFERRED STOCK
                                      AND
                            SERIES C PREFERRED STOCK



                                 APRIL 21, 1999






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                               TABLE OF CONTENTS


                                   ARTICLE I.
                                  DEFINITIONS

Section 1.1  Definitions....................................................3
Section 1.2  References and Titles..........................................8

                                  ARTICLE II.
                             PURCHASE OF THE SHARES

Section 2.1  Purchase of the Initial Shares.................................8
Section 2.2  Option to Purchase Option Shares...............................8

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization, Standing and Power...............................9
Section 3.2  Subsidiaries..................................................10
Section 3.3  Capital Structure.............................................10
Section 3.4  Authority; No Violations; Approvals...........................11
Section 3.5  SEC Documents.................................................12
Section 3.6  Absence of Certain Changes or Events..........................13
Section 3.7  No Undisclosed Material Liabilities...........................14
Section 3.8  No Default....................................................14
Section 3.9  Compliance with Applicable Laws...............................15
Section 3.10 Litigation....................................................15
Section 3.11 Certain Agreements............................................16
Section 3.12 Status of Shares..............................................16
Section 3.13 Intellectual Property; Year 2000..............................16
Section 3.14 Environmental Matters.........................................17
Section 3.15 No Brokers or Finders.........................................17
Section 3.16 Vote..........................................................17
Section 3.17 Related Party Transactions....................................18
Section 3.18 Certain Anti-Takeover Provisions; Rights Plan.................18

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1  Organization, Standing and Power..............................18
Section 4.2  Authority; Approvals..........................................18
Section 4.3  Investment Intent.............................................19
Section 4.4  Purchaser Status..............................................19
Section 4.5  No Brokers or Finders.........................................19
Section 4.6  Access to Information.........................................20

                                   ARTICLE V.
                                   COVENANTS

Section 5.1  Affirmative Covenants of the Company..........................20

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

Section 5.2  Negative Covenants of the Company..............................20
Section 5.3  Cooperation; Approvals.........................................21
Section 5.4  HSR Act Notification...........................................21
Section 5.5  Notification of Certain Matters................................21
Section 5.6  Board of Directors.............................................22
Section 5.7  Registration Rights Agreement..................................22
Section 5.8  Transfer Restrictions..........................................22
Section 5.9  Stock Exchange Listing.........................................24
Section 5.10 Access; Confidentiality........................................24
Section 5.11 Issuance of Additional Preferred Stock.........................24
Section 5.12 Standstill Agreement...........................................25
Section 5.13 Indemnification................................................26
Section 5.14 Rights Plan....................................................27

                                  ARTICLE VI.
                      CONDITIONS PRECEDENT TO THE CLOSINGS

Section 6.1  Conditions Precedent to Each Party's Obligation................27
Section 6.2  Conditions Precedent to Obligation of Purchaser................27
Section 6.3  Conditions Precedent to Obligations of Company.................28

                                  ARTICLE VII.
                                  THE CLOSINGS
Section 7.1  The Closings...................................................29
Section 7.2  Actions to Occur at the Initial Closing........................29
Section 7.3  Actions to Occur at the Option Closing.........................30

                                 ARTICLE VIII.
                                  TERMINATION

Section 8.1  Termination....................................................30
Section 8.2  Effect of Termination..........................................31

                                  ARTICLE IX.

                           RECOVERY OF FEES.................................31

                                   ARTICLE X.
                                 MISCELLANEOUS

Section 10.1 Survival of Provisions.........................................32
Section 10.2 No Waiver; Modification in Writing.............................32
Section 10.3 Specific Performance...........................................32
Section 10.4 Severability...................................................33
Section 10.5 Fees and Expenses..............................................33
Section 10.6 Parties in Interest............................................33
Section 10.7 Notices........................................................33
Section 10.8 Counterparts...................................................34
Section 10.9 Entire Agreement; Termination of Confidentiality Agreement.....34

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

  Section 10.10     Governing Law...........................................34
  Section 10.11     Public Announcements....................................34
  Section 10.12     Assignment..............................................35
  Section 10.13     Headings................................................35

Exhibit 1.1(a)                Certificate of Designation relating to Series B
                              Preferred Stock
Exhibit 1.1(b)                Certificate of Designation relating to Series C
                              Preferred Stock
Exhibit 5.7                   Form of Registration Rights Agreement
Exhibits 6.2(e)(i) and (ii)   Form of Company Counsel Opinions

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


                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT, dated as of April 21, 1999, by and between Input/Output, Inc., a Delaware corporation (together with its successors, if any, the "Company"), and SCF-IV, L.P., a Delaware limited partnership, (the "Purchaser").

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms "controlling," "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

         "Agreement" means this Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration or any waiver of the foregoing, or any notice, statement or other communication required to be filed with, delivered to or obtained from any Governmental Entity or any other Person.

         "Board" means the Board of Directors of the Company.

         "Business Combination" means (i) any consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Houston, Texas generally are authorized or required by law or other government actions to close.

         "Bylaws" mean the Company's bylaws, as amended from time to time.


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         "Capital Stock" means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and
(ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

         "Certificates of Designation" shall mean the Certificates of Designation for the Series B Preferred Stock and the Series C Preferred Stock in substantially the form attached hereto as Exhibits 1.1(a) and 1.1(b), with such changes as are contemplated by the terms thereof or this Agreement.

         "Certificate of Incorporation" means the Company's Certificate of Incorporation, as amended from time to time.

         "Change of Control" means the occurrence of any event specified in clauses (ii), (iii) or (iv) of the definition of "Initial Conversion Date" set forth in the Certificate of Designation for the Series B Preferred Stock.

         "Closing" has the meaning set forth in Section 7.1(b).

         "Closing Date" has the meaning set forth in Section 7.1(b).

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

         "Common Stock" means the Company's common stock, par value $.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

         "Company" has the meaning set forth in the introductory paragraph hereof.

         "Company Disclosure Schedule" has the meaning set forth in Article
III.

         "Company 1998 Form 10-K" means the Report on Form 10-K filed by the Company with the SEC for the year ended May 31, 1998.

         "Company Options" has the meaning set forth in Section 3.3(c).

         "Company SEC Documents" has the meaning set forth in Section 3.5.

         "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

         "Current SEC Reports" means the Company 1998 Form 10-K, the proxy statement for the Company's 1998 annual meeting of stockholders, and all Company SEC Documents filed by the Company since the time of initial filing of either documents.

         "Environmental Laws" has the meaning set forth in Section 3.14.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Exercise Notice" has the meaning set forth in Section 2.2(a).

         "GAAP" has the meaning set forth in Section 3.5(b).

         "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local, or (iii) domestic or foreign.

         "Hazardous Materials" has the meaning set forth in Section 3.14.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Initial Closing" has the meaning set forth in Section 7.1(a).

         "Initial Closing Date" has the meaning set forth in Section 7.1(a).

         "Initial Purchase Price" has the meaning set forth in Section 2.1(b).

         "Initial Shares" means the 40,000 shares of Series B Preferred Stock to be purchased by Purchaser pursuant to this Agreement.

         "Intellectual Property" has the meaning set forth in Section 3.13.

         "Knowledge" of any Person means the actual knowledge of such Person's executive and financial officers and directors, in each case after reasonable inquiry of such other officers of such Person with direct responsibility for the Person's business relating to such knowledge.

         "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws) now in effect.

         "Lien" means any mortgage, lien, pledge, encumbrance, easement, charge or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

         "Litigation" has the meaning set forth in Section 3.10.

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         "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

         "Material Contracts" has the meaning set forth in Section 3.11(a).

         "Option Closing" has the meaning set forth in Section 7.1(b).

         "Option Closing Date" has the meaning set forth in Section 7.1(b).

         "Option Purchase Price" has the meaning set forth in Section 2.2(c).

         "Option Shares" means the up to 15,000 shares of Series C Preferred Stock of the Company that may be purchased by Purchaser in accordance with
Section 2.2.

         "Order" means any decree, injunction, judgment, settlement, order, ruling, assessment or writ of a court.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Purchaser" has the meaning set forth in the introductory paragraph hereto.

         "Purchaser's Expenses" means all reasonable out-of-pocket fees, costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents and its due diligence efforts in connection therewith, including (i) fees, costs and expenses of its accountants, counsel and other similar advisors (including a $25,000 fee to be paid to a technical advisor) and (ii) fees paid to any Governmental Entity (including fees payable in connection with filings under the HSR Act pursuant to Section 5.4).

         "Registration Rights Agreement" means the Registration Rights Agreement in the form of Exhibit 5.7.

         "Rights Plan" has the meaning set forth in Section 3.3(a).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Series B Preferred Stock" means the Company's Series B Preferred Stock, $.01 par value per share, which shall have the terms set forth in the Certificate of Designation attached hereto as Exhibit 1.1(a).

         "Series C Preferred Stock" means the Company's Series C Preferred Stock, $.01 par value per share, which shall have the terms set forth in the Certificate of Designation attached hereto as Exhibit 1.1(b), except that the initial "Conversion Price" set forth therein shall be equal to 125% of the average Market Price (as defined in such Certificate of Designation) for the ten Trading Days (as defined in such Certificate of Designation) ending on and including the Trading Day prior to the Exercise Notice; provided, however, that if such average is less than $4.80, then the initial Conversion Price shall be $6.00 and if such average is higher than $6.80, the initial Conversion Price shall be $8.50 (which dollar amounts shall be adjusted for events or actions occurring prior to the date of the Exercise Notice, and which Conversion Price shall be adjusted for events or actions occurring after the date of the Exercise Notice and prior to the Option Closing, in each case in the same manner as the Conversion Price would be adjusted as set forth in such Certificate of Designation for events occurring after the Option Closing).

         "Shares" means the Initial Shares and the Option Shares.

         "Stock Plans" means the Company's stock option, stock incentive, restricted stock, employee stock purchase or other similar plans.

         "Subsidiary" means, (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and another Subsidiary, or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         "Transaction Documents" means this Agreement, the Certificates of Designation and the Registration Rights Agreement.

         "Transfer" has the meaning set forth in Section 5.8.

         "Underlying Shares" means the shares of Common Stock issuable upon conversion of the Shares in accordance with the terms thereof.

         "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person; provided that if such Person has more than one class or series of Voting Stock, any calculation as to a percentage of such Voting Stock shall be made with respect to the percentage of aggregate votes entitled to be cast in respect of all such Voting Stock in such circumstances.

         Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any

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part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural forms of such defined terms.

                                  ARTICLE II.
                             PURCHASE OF THE SHARES

         Section 2.1 Purchase of the Initial Shares.

         (a) Subject to the terms and conditions herein set forth, at the Initial Closing, the Company will sell to Purchaser, and Purchaser will purchase from the Company, the Initial Shares.

         (b) The aggregate purchase price payable for the Initial Shares shall be $40 million (the "Initial Purchase Price").

         (c) Delivery of the Initial Shares shall be made at the Initial Closing by delivery to Purchaser, against payment of the Initial Purchase Price therefor as provided herein, of one or more share certificates, registered in the name of Purchaser, representing the Initial Shares.

         (d) Payment of the Initial Purchase Price for the Initial Shares to be purchased hereunder shall be made by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the Initial Closing Date).

         Section 2.2 Option to Purchase Option Shares.

         (a) Purchaser may, at its sole option, at any time prior to the expiration of 90 days after the Initial Closing, deliver a written notice of its intention to purchase up to 15,000 Option Shares (the "Exercise Notice") to the Company. The Exercise Notice shall specify the number of Option Shares to be purchased and a Business Day between 10 and 20 calendar days after such notice upon which the Option Closing shall occur.

         (b) If Purchaser delivers the Exercise Notice in accordance with
Section 2.2(a), then, subject to the terms and conditions herein set forth, at the Option Closing, the Company will sell to Purchaser, and Purchaser will purchase from the Company, the number of Option Shares to be purchased by the Purchaser as specified in the Exercise Notice.


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         (c) The purchase price payable for the Option Shares shall be $1,000 per share (the aggregate amount of such purchase price being referred to herein as the "Option Purchase Price").

         (d) Delivery of the Option Shares shall be made at Option Closing by delivery to Purchaser, against payment of the Option Purchase Price therefor as provided herein, of one or more share certificates, registered in the name of Purchaser, representing the Option Shares so purchased.

         (e) Payment of the Option Purchase Price for the Option Shares to be purchased hereunder shall be made by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the Option Closing Date).

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement by reference to the Section of this Agreement so qualified and delivered by the Company to Purchaser prior to the date of this Agreement (the "Company Disclosure Schedule") and made a part hereof by reference):

         Section 3.1 Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to own its properties and carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Purchaser prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date, and, in the case of the Company's Subsidiaries, made available similar organizational documents in each case, as in effect on the date of this Agreement.

         Section 3.2 Subsidiaries. Except as set forth in the Current SEC Reports, all the outstanding shares of Capital Stock of each Subsidiary of the Company that would constitute a "significant subsidiary" within the meaning of the SEC's Regulation S-X have been validly issued and are fully paid and nonassessable (with respect to corporate Subsidiaries) and are owned directly or indirectly by the Company, free and clear of all Liens other than Liens securing obligations for money borrowed by the Company.

         Section 3.3 Capital Structure.

         (a) The authorized Capital Stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value, which may be divided into

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and issued in one or more series upon the creation thereof by the Board. As of the date of this Agreement, (A) 50,499,898 shares of Common Stock are issued and outstanding (including the attached preferred share purchase rights issued pursuant to the Rights Agreement dated as of January 17, 1997, as amended to date, between the Company and Harris Trust and Savings Bank as rights agent (the "Rights Plan")), (B) 7,991,161 shares of Common Stock have been authorized and reserved for issuance under the Stock Plans, (C) 0 shares of Common Stock are held by the Company in its treasury, (D) no shares of Common Stock are held by any of the Company's Subsidiaries, and (E) an aggregate of 100,000 shares of preferred stock have been designated as the Series A Preferred Stock. Except as described in this Section 3.3, the Company has no authorized, issued or outstanding shares or Capital Stock as of the date of this Agreement.

         (b) There are no restrictions or limitations, contractual or otherwise, binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is subject that prohibit or limit the enforceability of the terms and provisions of the Certificates of Designation or will prohibit or limit the right of a holder of Shares to convert the Shares into shares of Common Stock in accordance with their terms; and the conversion of any Shares into shares of Common Stock will not violate or result in or constitute a default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound.

         (c) There are no outstanding warrants, share or stock options, share or stock appreciation rights or other rights to receive or purchase any Capital Stock of the Company or any of its Subsidiaries granted under the Stock Plans or otherwise except as set forth in Schedule 3.3(c) of the Company Disclosure Schedule (such warrants, share or stock options, shares or stock appreciation rights or other rights disclosed thereon, collectively, the "Company Options"). Except for the Company Options and except as provided in the Transaction Agreements, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries (contingent or otherwise) to repurchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries or any security exchangeable for or convertible into such Capital Stock.

         (d) All outstanding Capital Stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

         (e) Except as contemplated hereby or in the other Transaction Documents or as set forth in the Current SEC Reports, there are not any registration rights agreements, stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the registration with any Government

Entity, or the voting or disposition of any Capital Stock of the Company or any of its Subsidiaries and, to the Company's Knowledge there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any Capital Stock of the Company or any of its Subsidiaries.

         Section 3.4 Authority; No Violations; Approvals.

         (a) The Board has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and declared this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to be in the best interests of the Company. The Board has approved the acquisition of the Shares and, upon any conversion of the Shares, the issuance of the Underlying Shares by Purchaser hereunder. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate each of the transactions and perform each of the obligations contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of each of the transactions and the performance of each of the obligations contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and at or prior to the Initial Closing the other Transaction Documents will be, duly executed and delivered by the Company and the Certificates of Designation have been duly adopted by the Board of Directors in accordance with applicable Law. Each of the Certificates of Designation and, assuming this Agreement and each of the other Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser, this Agreement and each of the other Transaction Documents constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (b) The execution and delivery of this Agreement and each of the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, require the consent of any other Person to or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws or any provision of the comparable organizational documents of any of the Company's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other contract or agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties are bound or any existing Approval applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties

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


         are bound or (D) assuming the Approvals referred to in Section 3.4(c) are duly and timely obtained or made, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) (other than with respect to any material loan or credit agreement, note, bond, mortgage or indenture or any Material Contract or any plan or agreement providing for the payment of any benefit to directors, officers or employees of the Company or its subsidiaries), (C) or (D), any such conflicts, violations, defaults, rights, Liens or detriments, that, individually or in the aggregate, (x) have not had and could not reasonably be expected to have a Material Adverse Effect, (y) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, and (z) have not and could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions, or performance of the obligations, contemplated by any of the Transaction Documents.

         (c) No Approval from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto (which filing and expiration or termination are not required for the Initial Closing), (B) the filing of the Certificates of Designation in accordance with Section 103 of the Delaware General Corporation Law, and (C) any such Approvals the failure of which to be made or obtained (1) has not had and could not reasonably be expected to have a Material Adverse Effect, (2) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect and (3) have not and could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         Section 3.5 SEC Documents.

         (a) The Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since May 31, 1997 (the "Company SEC Documents") including the Company 1998 Form 10-K, which are all the documents (other than preliminary materials) that the Company was required to file with the SEC since May 31, 1997. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained as of their respective dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements of the Company included in the Company SEC Documents, including the notes and schedules thereto, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the
SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) applied on a consistent basis during the periods presented.

         Section 3.6 Absence of Certain Changes or Events.

         (a) Except as disclosed in the Current SEC Reports filed prior to the date of this Agreement or Schedule 3.6 of the Company Disclosure Schedule, or except as contemplated by this Agreement, since May 31, 1998, each of the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Capital Stock of the Company; (ii) any split, combinations, reclassification or amendment of any term of any outstanding Capital Stock or other security of the Company or any of its Subsidiaries or (other than issuance of Common Stock upon the exercise of any Company Options) any issuance or the authorization of the issuance of any securities of the Company or any of its Subsidiaries, other than in connection with the transactions contemplated hereby; (iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding Capital Stock or other securities of the Company or any Subsidiary of the Company, except as contemplated by the Stock Plans; (iv) (A) any grant by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of May 31, 1998, or (B) any grant by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required or provided for under any employment, severance, termination or other agreements or benefit arrangements in effect as of May 31, 1998; (v) except as required by a change in GAAP, any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries; and (vi) any material casualties affecting the Company and its Subsidiaries, taken as a whole, or any material loss, damage or destruction to any of their properties or assets, whether covered by insurance or not.

         (b) Except as disclosed in the Company's consolidated financial statements included in the Company 1998 Form 10-K, and the notes thereto, or as disclosed in the other Current SEC Reports, since May 31, 1998, there has not been any event, circumstance or fact that (x) has had or could reasonably be expected to have a Material Adverse Effect, (y) has impaired or could reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or
(z) could reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         Section 3.7 No Undisclosed Material Liabilities. Except as disclosed in Schedule 3.7 of the Company Disclosure Schedule or the Company's financial statements included in the Company

1998 Form 10-K, and the notes thereto, or as disclosed in the other Current SEC Reports, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of May 31, 1998 (including the notes thereto) contained in the Company 1998 Form 10-K; (ii) liabilities incurred in the ordinary course of business consistent with past practice since May 31, 1998, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(iii) liabilities arising under the Transaction Documents; and (iv) liabilities not required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         Section 3.8 No Default. Except as disclosed in Schedule 3.8 of the Company Disclosure Schedule or in the Current SEC Reports, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order or Law applicable to the Company or any of its Subsidiaries, except in the case of clause (ii) and
(iii), for violations or defaults that, individually or in the aggregate, (x) have not had and could not reasonably be expected to have a Material Adverse Effect, (y) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, and (z) have not and could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in Schedule 3.8 of the Company Disclosure Schedule or in the Current SEC Reports, the Company and its Subsidiaries (i) are not in breach of or default under any covenant, including financial covenants, under agreements relating to money borrowed in excess of $5 million, and (ii) do not believe that it is reasonably likely that they will be in breach of or default under any covenant under any such agreement as of the next date on which they are required to be in compliance with any such covenants.

         Section 3.9 Compliance with Applicable Laws.

         (a) The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, (i) have not had and could not reasonably be expected to have a Material Adverse Effect,
(ii) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, and (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         (b) Except as otherwise disclosed in the Current SEC Reports, the Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for possible noncompliance which, individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect, (ii) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, and (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         (c) No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the transactions contemplated by this Agreement and the other Transaction Documents is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company or any of its Subsidiaries in writing or, to the Company's Knowledge, otherwise of any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, (i) have not had and could not reasonably be expected to have a Material Adverse Effect, (ii) have not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         Section 3.10 Litigation. Except as disclosed in the Current SEC Reports or Schedule 3.10 of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim, at law or in equity, pending before any Governmental Entity or arbitrator, or, to the Knowledge of the Company, threatened, against or affecting the Company, any Subsidiary of the Company or any of its Material Contracts ("Litigation"), and neither the Company nor any Subsidiary is a party to any Litigation, that (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against or binding upon the Company or any Subsidiary of the Company or any of its Material Contracts which
(i) has had or could reasonably be expected to have a Material Adverse Effect,
(ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         Section 3.11 Certain Agreements.

         (a) Except as disclosed in the Current SEC Reports and Schedule 3.11(a) of the Company Disclosure Schedule, there are no, whether in oral or written form, Contracts that are material to the Company and its Subsidiaries, taken as a whole, or their respective business, (such Contracts disclosed or required to be disclosed herein, in the Current SEC Reports or in the Company Disclosure Schedule, the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the Company's Knowledge, of each other party thereto, enforceable in accordance with its terms, and is in full force and effect.

         (b) The Company or the relevant Subsidiary and, to the Company's Knowledge, each other party to the Material Contracts has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. No party to any Material Contract has given written or, to the Company's Knowledge, oral notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

         Section 3.12 Status of Shares. The issuance and sale of the Shares and the reservation and issuance of the Underlying Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the respective Certificates of Designation with the Secretary of State of the State of Delaware) and the Shares, when delivered to Purchaser at the Initial Closing or Option Closing, as applicable, against payment therefor as provided herein, and the Underlying Shares, when issued upon conversion of the Shares in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and the issuance and sale of the Shares and the issuance of the Underlying Shares are not and will not be subject to preemptive rights of any Person.

         Section 3.13 Intellectual Property; Year 2000. The Company and the Subsidiaries own, possess or license, or, to the Company's Knowledge can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property (including Intellectual Property which is licensed) or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have reviewed the areas within their business and operations and products (including computer software and hardware) which could be adversely affected by, and have developed or are developing programs to address on a timely basis, any "Year 2000 Problem" (that is, the risk that computer hardware or software used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Company reasonably believes that any such "Year 2000 Problem" caused by its products or operations will not have a Material Adverse Effect.

         Section 3.14 Environmental Matters. Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the Company's Knowledge or any of the Subsidiaries, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (D) there are no events or circumstances known to the Company or any of the Subsidiaries that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or Environmental Laws.

         Section 3.15 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than any such fees or commissions that have been disclosed to Purchaser and as to which the Company shall have full responsibility.

         Section 3.16 Vote. There are no approvals required of the holders of any class or series of shares or stock of the Company necessary to approve this Agreement or any other Transaction Documents and the transactions contemplated hereby or thereby.

         Section 3.17 Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company, the Subsidiaries or any affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which would be required by the Exchange Act or by the rules and regulations enacted thereunder to be described in the Company's proxy statement for the election of directors in 1999 which is not described in the Current SEC Reports or Schedule
3.17 of the Company Disclosure Schedule.

         Section 3.18 Certain Anti-Takeover Provisions; Rights Plan. The Board of Directors of the Company has duly approved the Purchaser and its Affiliates becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law and a "Related Person" within the meaning of Article THIRTEENTH of the Certificate of Incorporation by reason of the acquisition by Purchaser or any of its Affiliates of (i) the Shares, (ii) the Underlying Shares, (iii) any shares of Common Stock permitted to be acquired by Purchaser or any of its Affiliates in accordance with the limitation set forth in Section 5.12(a) or (iv) any securities (including shares of Common Stock issuable upon conversion, exercise or exchange thereof pursuant to their terms) received by Purchaser or its Affiliates pursuant to Section 5.11 (collectively, the "Share Acquisitions"), and has otherwise taken all action necessary to exempt the Share Acquisitions from the application of Section 203 of the Delaware General Corporation Law, Article THIRTEENTH of the Certificate of Incorporation, or any similar anti-takeover provisions of Law or otherwise that could adversely affect the rights of the Purchaser or its Affiliates with respect to their ownership of securities acquired by means of such Share Acquisitions. In addition, the Company has amended the Rights Plan to provide that neither Purchaser nor any of its Affiliates will be deemed to be an Acquiring Person within the meaning of the Rights Plan by reason of the Share Acquisitions.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company as follows:

         Section 4.1 Organization, Standing and Power. Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite partnership power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party and consummate the transactions contemplated hereby and thereby.

         Section 4.2 Authority; Approvals.

         (a) (i) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the purchase of the Shares to be purchased by it have been duly and properly authorized by all necessary partnership action on the part of Purchaser, (ii) this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it or on its behalf and, assuming the accuracy of the representations and warranties of the Company in Section 3.4 hereof, constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iii) the purchase of the Shares to be purchased by it does not conflict with or violate (1) its organizational documents or any other material agreement to which it is a party or to which its properties are subject or (2) assuming the approvals referred to in Section 4.2(b) are duly and timely made or obtained, any Law applicable to it, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby; and (iv) the purchase of Shares to be purchased by it does not impose any penalty or other onerous condition on Purchaser that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby.

         (b) No Approval from any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement or any other Transaction Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by Purchaser under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto (which filing and expiration or termination are not required for the Initial Closing); and (B) any such Approval the failure of which to be made or obtained (1) has not impaired and could not reasonably be expected to impair the ability of Purchaser to perform its obligations under any of the Transaction Documents in any material respect and (2) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

         Section 4.3 Investment Intent. The Shares to be acquired by it hereunder and any Underlying Shares to be acquired upon the conversion of such Shares are being, or in the case of the Underlying Shares, will be, acquired for its own account for investment and with no intention of distributing or reselling such Shares or Underlying Shares or any part thereof or interest therein in any transaction which would be in violation of the securities Laws of the United States of America or any applicable state or any foreign country or jurisdiction.

         Section 4.4 Purchaser Status. Purchaser represents and warrants to, and covenants and agrees with the Company that (i) at the time it was offered the Shares, it was, (ii) at the date hereof, it is, and (iii) at the Initial Closing Date and the Option Closing Date (if any), it will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

         Section 4.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions that have been disclosed to the Company and as to which Purchaser shall have full responsibility.

         Section 4.6 Access to Information. Purchaser represents and acknowledges that it (a) has had access to and the opportunity to review the Company's properties, assets, financial statements, contracts and other books and records and has made such investigation with respect thereto as it deems necessary to enter into the transactions contemplated hereby, (b) has been afforded the opportunity to ask appropriate representatives of the Company questions concerning the business, assets, financial condition and prospects of the Company and (c) has been solely responsible for its own due diligence investigation of the Company and its business, for its own analysis of the merits and risks of an investment in the Shares, and for its own analysis of the terms of the investment in the Shares. Anything herein to the contrary notwithstanding, the provisions of this Section 4.6 shall not in any way limit any of the representations and warranties of the Company set forth in this Agreement or in any Schedule delivered pursuant hereto by the Company or its authorized representatives or the rights of Purchaser with respect to any breach of any such representations and warranties.

                                   ARTICLE V.
                                   COVENANTS

         Section 5.1 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Initial Closing or the termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser (such consent not to be unreasonably withheld), the Company will and will cause each of its Subsidiaries to operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement and except as set forth in Schedule 5.1 of the Company Disclosure Schedule.

         Section 5.2 Negative Covenants of the Company.

         (a) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser, from the date of this Agreement until earlier of the Initial Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

             (i) adopt or propose to adopt any amendments to the Company's Certificate of Incorporation or Bylaws, adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary or make any other changes in the Company's capital structure;

             (ii) declare or pay any dividend or make any other distribution (whether in cash, stock or property) with respect to its Capital Stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's business, or take any other action that, if taken after the issuance of the Shares, would result in an adjustment to the number of shares acquirable upon conversion of the Shares;

             (iii) take any action that will, or is reasonably likely to cause, the condition in Section 6.2(a) not to be satisfied; or

             (iv) agree in writing or otherwise to do any of the foregoing.

         Section 5.3 Cooperation; Approvals. The Company and Purchaser each agrees to cooperate and use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or which may be reasonably requested by the Company or Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such necessary action.

         Section 5.4 HSR Act Notification. Each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the transactions contemplated by this Agreement, in each case so that the waiting period applicable to this Agreement and the transaction contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. If after the Initial Closing or Option Closing and until the date on which the Shares are fully converted in accordance with their terms, further filings are required under the HSR Act so that Purchaser may acquire the Underlying Shares or otherwise acquire securities pursuant to the Transaction Documents, the Company will upon the written request of Purchaser, and Purchaser will upon the written request of the Company, (i) file or cause to be filed, as promptly as practicable after the receipt of such notice and in no event later than fifteen Business Days after the receipt of such notice with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated in such notice, (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information so that the waiting period applicable thereto under the HSR Act shall expire as soon as practicable, and (iii) cooperate with the other Parties in requesting, early termination of any applicable waiting period under the HSR Act. The Company will reimburse Purchaser for any filing fees in connection with such filings by Purchaser.

         Section 5.5 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Initial Closing Date and (b) any failure of the Company or Purchaser to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document. The provisions of this Section 5.5 shall survive for so long as any representation, warranty, covenant, or agreement shall survive hereunder.

         Section 5.6 Board of Directors. The Company shall use its best efforts to take, or cause to be taken, such action as may be necessary or advisable to ensure that immediately following the later of (i) the Initial Closing and (ii) the expiration or termination of the applicable waiting period under the HSR Act, the Board shall be increased by one (if necessary) and the individual identified by Purchaser to the Company shall be elected as a director of the Company in accordance with the terms of the Shares.

         Section 5.7 Registration Rights Agreement. At the Closing, the Company agrees to enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit 5.7.

         Section 5.8 Transfer Restrictions. (a) If Purchaser should decide to dispose of any of the Shares to be purchased by it or any Underlying Shares to be issued to it upon the conversion of such Shares, Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any Shares or Underlying Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares or Underlying Shares provide to the Company an opinion of counsel which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or foreign securities Laws. Purchaser agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares and any Underlying Shares:

               THE SECURITIES (THE "SECURITIES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SECURITIES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

         The legend set forth above may be removed if and when the Shares or Underlying Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to the Company. The Share certificates shall also bear any additional legends required by applicable federal, state or foreign securities Laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the applicable requirements of such securities Laws. Purchaser agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares or Underlying Shares.

         (b) Purchaser agrees that, without the prior written consent of the Company, it will not sell or otherwise transfer any Shares to any other person or entity other than a partner of Purchaser, who, in any event, shall agree to be bound by this Section 5.8(b), it being understood that the foregoing provision shall not apply to Underlying Shares. Purchaser agrees to the imprinting of the following legend on certificates representing the Shares to indicate the foregoing restriction:

               THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE PURCHASE AGREEMENT DATED AS OF [DATE] AMONG THE COMPANY AND SCF-IV, L.P., A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE COMPANY.

         (c) Purchaser agrees that, without the prior written consent of the Company, it will not, prior to the earlier of (i) the seventh anniversary of the Initial Closing, or (ii) the occurrence of a Change of Control, sell or otherwise transfer any Underlying Shares in a single transaction or series of related transactions involving a number of shares in the aggregate constituting in excess of 1% of the Company's issued and outstanding shares of Common Stock at the time of such sale or transfer (based on the Company's most recent Exchange Act report filed with the SEC prior to such sale or transfer disclosing such number of outstanding shares) to any entity which Purchaser knows competes to a material extent with the Company or is engaged to a material extent in the energy services or equipment business (an "Industry Party"), without first offering such shares to the Company on the same terms; provided that if the Purchaser is selling such shares pursuant to an underwritten offering, such sale shall be deemed to comply with the foregoing limitation so long as the managing underwriter advises the Purchaser and the Company that, based on a reasonable inquiry of all persons to whom shares are being sold in an amount exceeding the 1% limitation described above (other than financial or insurance institutions, pension plans or funds or registered investment companies), no such proposed purchaser is an Industry Party. If, upon receiving an offer pursuant to the foregoing sentence, the Company does not notify Purchaser that it wishes to purchase the offered shares within 20 Business Days of receiving such offer, Purchaser may sell such shares on the terms set forth in the offer within six months thereof, provided that the purchaser thereof agrees to a standstill agreement substantially similar to that set forth in Section 5.12 with an 18 month term from the date of such purchaser's acquisition. If the Company does notify Purchaser that it intends to purchase the offered shares, it shall deliver payment for such shares (against delivery of the certificates therefor) within five Business Days of giving such notice.

         Section 5.9 Stock Exchange Listing. Prior to the time the Shares become convertible in accordance with their terms, the Company shall, at its expense, procure the listing of the Underlying Shares on all stock exchanges on which the Common Stock is then listed.

         Section 5.10 Access; Confidentiality.

         (a) At all times during normal business hours from and after the date hereof until all of the outstanding Shares have been converted in accordance with their terms, the Company shall afford Purchaser and its counsel and other authorized representatives reasonable access to the properties, employees and officers of the Company and to all books, accounts, tax returns, financial and other records, including audit work papers, correspondence and contracts of every kind of the Company as Purchaser may reasonably request.

         (b) Purchaser shall, and shall cause its representatives to, hold confidential all information relating to the Company or its Subsidiaries it has received prior to the Initial Closing from the Company or any of its representatives, or information, if any, it receives after the Initial Closing from the Company or any of its representatives as a result of or in connection with Section 5.10(a) hereof or Purchaser's ownership of the Shares; provided, however, that the foregoing shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or any of its Affiliates or representatives in violation of this Section 5.10(b), (ii) information that is or becomes available to Purchaser or any of its representatives on a nonconfidential basis from a source other than the Company or its Affiliates or representatives, provided that such source is not known by Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any other party, or (iii) information that is required to be disclosed by Purchaser or any of its representatives as a result of any applicable Law; provided further, however, that in the event information is required to be disclosed pursuant to clause (iii), the Person proposing such disclosure shall provide the Company to the extent practicable an opportunity, reasonably in advance of any such disclosure, to review and comment on the form and content of such proposed disclosure. The provisions of this Section 5.10(b) shall terminate on the first anniversary of the date that all of the outstanding Shares have been converted in accordance with their terms.

         Section 5.11 Issuance of Additional Preferred Stock.

         (a) The Company agrees that, from and after the date of this Agreement, it will not issue any Permitted Parity Securities (as defined in the Certificate of Designation for the Series B Preferred Stock), except for (i) the issuance of the Option Shares to Purchaser or its Affiliate pursuant to this Agreement, or (ii) the issuance of a number of shares of Permitted Parity Securities issued at a price of $1,000 cash per share in a single series within eighteen months of the Initial Closing equal to 35,000 less the number of Option Shares purchased hereunder (or, if the option period referred to in Section 2.2(a) shall not yet have expired, less the full 15,000 Option Shares); provided that if such Permitted Parity Securities are issued after the first anniversary of the Initial Closing, then Purchaser shall be entitled to prior written notice of such proposed issuance and the terms thereof and shall have a right of first refusal option to purchase any or all of such securities on the same terms as offered to the proposed purchaser, which option may be exercised by Purchaser by notice to the Company at any time during the 20 Business Days following the receipt of the Company's notice. If Purchaser elects to exercise such option, the closing for such purchase shall be at a time to be mutually agreed between the Company and Purchaser but not later than the 15th day following the receipt of any required regulatory approvals. If Purchaser does not elect to exercise such option within the 20 Business Day period (or the closing of the exercise of such option does not occur within the period described in the previous sentence for any reason not caused by the Company), the Company may sell such securities on the terms set forth in its notice, but only until the expiration of the eighteen month period specified in clause (ii) above.

         (b) The Company agrees that if it issues any Permitted Parity Securities (other than Option Shares) pursuant to the foregoing that have terms that the Purchaser reasonably believes to be more favorable to the purchaser thereof than the terms of the Initial Shares, then the Purchaser shall have the right to exchange all of the Shares purchased hereunder (or, if such issuance occurs prior to the expiration of the option period specified in Section 2.2(a) and the Option Closing has not occurred, all of the Shares that may be purchased hereunder if Purchaser agrees to pay the applicable purchase price therefor upon such exchange) on a share for share basis.

         Section 5.12 Standstill Agreement. Purchaser hereby agrees that, for a period commencing on the date hereof and ending on the earlier of the third anniversary of the Initial Closing or the occurrence of a Change of Control, it will not:

         (a) directly or indirectly, take any action to acquire, in the aggregate, beneficial ownership of more than 4% of the Company's outstanding Common Stock or Voting Stock (based on the Company's most recent Exchange Act report filed with the SEC prior to such acquisition disclosing such number of outstanding shares), excluding from such ownership the Shares or the Underlying Shares or any other Common Stock or Voting Stock acquired directly from the Company;

         (b) form or encourage the formation of a "group" within the meaning of
Section 13(d)(3) of the Exchange Act to acquire, change or influence control of the Company;

         (c) solicit, or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" or consent solicitation (as such terms are defined or used under Regulation 14A under the Exchange Act) with respect to the Company in opposition to the recommendation of a majority of the Board;

         (d) initiate, propose or otherwise solicit stockholders for the approval of, one or more stockholder proposals with respect to the Company or induce any Person to initiate any stockholder proposal, in each case in opposition to the recommendation of a majority of the Board;

         (e) deposit any Voting Stock in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Voting Stock, other than any such trust, agreement or other arrangement involving no Persons other than the Purchaser, its partners or Affiliates of Purchaser; or

         (f) solicit, propose or negotiate with any other Person (including the Company) with respect to any form of Business Combination or other extraordinary transaction with the Company or any of its Subsidiaries, in each case which would result in a Change of Control, or solicit, make or propose or negotiate with any other Person with respect to or announce an intent to make, any tender offer or exchange offer for any securities of the Company, in each case in opposition to the recommendation of a majority of the Board, or publicly disclose an intent, purpose, plan or proposal with respect to the Company, any of its Subsidiaries, or any securities or assets of the Company, that would violate the provisions of this Section 5.12(f);

provided, however, that nothing in this Section 5.12 shall be deemed to limit in any way (i) the right of Purchaser to exercise its voting rights in any manner it sees fit with respect to the Shares, the Underlying Shares or any other shares of Voting Stock acquired by Purchaser in accordance with this Agreement, or (ii) the right of any director elected to the Board as a representative of the holders of the Shares to take any action he believes necessary to fulfill his fiduciary duties.

         Section 5.13 Indemnification.

         (a) The Company agrees to indemnify the Purchaser and its Affiliates and hold the Purchaser and its Affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of Purchaser's counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by Purchaser or such Affiliates as a result of any claims made against Purchaser or such Affiliates by any Person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents, or (ii) any litigation, investigation or proceeding instituted by any Person with respect to this Agreement or the Shares or Underlying Shares (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of Purchaser or its Affiliates). Notwithstanding anything to the contrary above, it is expressly understood between the parties hereto that the Company pursuant to this Section
5.13 shall not be responsible for or assume any of the investment risk associated with any securities purchased hereunder.

         (b) Any Person entitled to indemnification hereunder will (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified party and the Company with respect to such claim, permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is not assumed by the Company, the Company will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. If the Company elects not to or is not entitled to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified with respect to such claim, unless an actual conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

         Section 5.14 Rights Plan. The Company will not further amend the Rights Plan, or adopt any similar rights plan or rights agreement, in a manner that conflicts with, or restricts the Purchaser to a greater extent than, the provisions hereof, including the representation set forth in Section 3.18.

                                  ARTICLE VI.
                      CONDITIONS PRECEDENT TO THE CLOSINGS

         Section 6.1 Conditions Precedent to Each Party's Obligation. The respective obligations of Purchaser and the Company to effect the transactions contemplated hereby at each Closing are subject to the satisfaction on or prior to the applicable Closing Date of the following conditions:

         (a) Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement at such Closing shall have been filed, occurred, or been obtained, as applicable.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         Section 6.2 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement at each Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Purchaser:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the applicable Closing Date as though made on and as of the applicable Closing Date, and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

         (b) Performance of Obligations. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it or them under this Agreement prior to the applicable Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

         (c) No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding, pending or threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights, or any of their Affiliates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin or prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the other Transaction Documents or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

         (d) Consents Under Agreements. Purchaser shall have been furnished with evidence of all consents or approvals required to be obtained by the Company or any of its Subsidiaries with respect to the consummation of each of the transactions contemplated by this Agreement the failure of which to obtain reasonably could be expected to result in a Material Adverse Effect, and each such consent or approval shall be unconditional.

         (e) Legal Opinions. At the Initial Closing, Purchaser shall have received from Haynes and Boone, LLP an opinion dated the Initial Closing Date, in the form of Exhibit 6.2(e)(i) and, at the Option Closing, Purchaser shall have received from Haynes and Boone, LLP, an opinion dated the Option Closing Date, in the form of Exhibit 6.2(e)(ii).

         (f) HSR Filings. The Company shall have filed all reports required to be filed by the Company under the HSR Act concerning the transactions contemplated hereby.

         (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 7.2(b), in the case of the Initial Closing, or Section 7.3(b), in the case of the Option Closing, shall have been delivered.

         (h) Certificate of Designation. The Certificate of Designation relating to the Series B Preferred Stock, in the case of the Initial Closing, and the Series C Preferred Stock, in the case of the Option Closing, shall have been filed with the Delaware Secretary of State.

         Section 6.3 Conditions Precedent to Obligations of Company. The obligation of the Company to effect the transactions contemplated by this Agreement at each Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

         (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of the applicable Closing Date, and the Company shall have received a certificate to the foregoing effect signed on behalf of Purchaser by its general partner.

         (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the applicable Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Purchaser by its general partner.

         (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Purchaser pursuant to Section 7.2(a), in the case of the Initial Closing, or Section 7.3(a), in the case of the Option Closing, shall have been delivered.

         (d) HSR Filings. The Purchaser shall have filed all reports required to be filed by the Purchaser under the HSR Act concerning the transactions contemplated hereby.

                                  ARTICLE VII.
                                  THE CLOSINGS

         Section 7.1 The Closings.

         (a) Subject to the satisfaction or waiver of the conditions set forth in Article VI, the purchase and sale of the Initial Shares to be purchased by Purchaser hereunder (the "Initial Closing") will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, 77002, at 10:00 a.m., local time, on the later of the May 7, 1999 or the third Business Day following the satisfaction or waiver (subject to applicable Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at the Initial Closing as set forth in Article VI, or on such other date as mutually agreed to by the parties hereto. The date on which the Initial Closing occurs is herein referred to as the "Initial Closing Date." All closing transactions at the Initial Closing shall be deemed to have occurred simultaneously.

         (b) Subject to the satisfaction or waiver of the conditions set forth in Article VI, the purchase and sale of the Option Shares to be purchased by Purchaser hereunder (the "Option Closing") will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas, 77002, at 10:00 a.m., local time, on the Business Day specified in the Exercise Notice, or on such other date as mutually agreed to by the parties hereto. The date on which the Option Closing occurs is herein referred to as the "Option Closing Date". All closing transactions at the Option Closing shall be deemed to have occurred simultaneously. The Initial Closing and the Option Closing are sometimes referred to herein as the "Closings" or individually as a "Closing" and the Initial Closing Date and the Option Closing Date are sometimes referred to herein as the "Closing Dates" or individually as a "Closing Date".

         Section 7.2 Actions to Occur at the Initial Closing.

         (a) At the Initial Closing, Purchaser shall deliver to the Company the following:

             (i) Purchase Price. An amount equal to the Initial Purchase Price for the Initial Shares in accordance with Article II.

             (ii) Certificates. The certificates described in Sections 6.3(a) and 6.3(b).

             (iii) Registration Rights Agreement. The Registration Rights Agreement, duly executed by Purchaser.

         (b) At the Initial Closing, the Company shall deliver to Purchaser the following:

             (i) Share Certificates. Certificates representing the Initial
         Shares.

             (ii) Registration Rights Agreement. The Registration Rights Agreement, duly executed.

             (iii) Certificates. The certificates described in Sections 6.2(a) and 6.2(b).

             (iv) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 6.2(d).

             (v) Legal Opinions. The opinion of counsel referred to in Section 6.2(e).


         Section 7.3 Actions to Occur at the Option Closing.

         (a) At the Option Closing, Purchaser shall deliver to the Company the following:

             (i) Purchase Price. An amount equal to the Option Purchase Price for the Option Shares being purchased in accordance with Article II.

             (ii) Certificates. The certificates described in Sections 6.3(a) and 6.3(b).

         (b) At the Option Closing, the Company shall deliver to Purchaser the following:

             (i) Share Certificates. Certificates representing the Option Shares being purchased.

             (ii) Certificates. The certificates described in Sections 6.2(a) and 6.2(b).

             (iii) Legal Opinions. The opinion of counsel referred to in
         Section 6.2(e).

                                 ARTICLE VIII.
                                  TERMINATION

         Section 8.1 Termination. This Agreement may be terminated prior to the Initial Closing:

         (a) by mutual consent of Purchaser and the Company;

         (b) by either Purchaser or the Company:

                  (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or 6.3, and (B) cannot be cured or, if curable, has not been cured within 20 days following receipt by the breaching party of written notice of such breach;

             (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Purchaser and the Company shall use all commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action; or

             (iii) if the Initial Closing shall not have occurred by May 14, 1999, provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date.

         The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

         Section 8.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except for liability of a party arising out of a willful breach of, or misrepresentation under, this Agreement prior to such termination (but in no event shall any party hereto be entitled to recover punitive, consequential, special or exemplary damages).

                                  ARTICLE IX.
                                RECOVERY OF FEES

         Any party who shall obtain a final judgment in a court of competent jurisdiction for the payment of damages by another party for a breach of this Agreement or any other Transaction Document shall be entitled to recover reasonable attorneys' fees and court costs incurred in connection with the obtaining of such judgment.

                                   ARTICLE X.
                                 MISCELLANEOUS

         Section 10.1 Survival of Provisions.

         (a) The representations and warranties of the Company and Purchaser made herein or in any other Transaction Document and the covenants of the Company and Purchaser to be complied with on or prior to the Closings shall remain operative and in full force and effect pursuant to their terms, regardless of (x) any investigation made by or on behalf of Purchaser or the Company, as the case may be, or (y) acceptance of any of the Shares and payment by Purchaser therefor, until the date which is 18 months following the Initial Closing; provided that the representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.12 and
3.18 shall survive until the sixth anniversary of the Initial Closing; and provided, further, that such representations and warranties shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or otherwise.

         (b) The covenants and agreements of the Company and Purchaser contained in this Agreement that, by their terms, are to be performed or complied with after either Closing Date will survive until the period specified herein with respect to such covenant or agreement; and provided, further, that such covenants and agreements shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or otherwise.

         Section 10.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

         Section 10.3 Specific Performance. The parties recognize that in the event the Company or Purchaser should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Purchaser or the Company, as the case may be, shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement or any other Transaction Document specifically, the Company and Purchaser hereby waive the defense that there is an adequate remedy at law.

         Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         Section 10.5 Fees and Expenses. Within 30 days after the Initial Closing, the Company shall pay to Purchaser an amount equal to Purchaser's Expenses through the Initial Closing Date (the amount of such costs and expenses shall have been furnished to the Company at least within 25 days after the Initial Closing Date), and within 30 days after the Option Closing, the Company shall pay to Purchaser an amount equal to Purchaser's Expenses through the Option Closing Date that have not been reimbursed pursuant to the preceding sentence (the amount of such costs and expenses shall have been furnished to the Company at least within 25 days after the Option Closing Date); provided, however, that all such Purchaser's Expenses to be paid by the Company pursuant to the foregoing (other than fees payable in connection with filings under the HSR Act pursuant to Section 5.4) shall not in the aggregate exceed $150,000.

         Section 10.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or mailed by registered or certified mail (return receipt requested) or Federal Express or another recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Purchaser, to:

                           SCF-IV, L.P.
                           600 Travis, Suite 6600
                           Houston, Texas 77002
                           Attention:  David C. Baldwin
                           Facsimile:  (713) 227-7850

                  (b)      If to the Company, to:

                           Input/Output, Inc.
                           11104 West Airport Boulevard
                           Stafford, Texas 77477
                           Attention:  Chairman
                           Facsimile:  (281) 879-3652

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         Section 10.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 10.9 Entire Agreement; Termination of Confidentiality Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. There are no representations or warranties, agreements, or covenants of the parties with respect to the subject matter hereof and thereof other than those expressly set forth in this Agreement and the other Transaction Documents. The parties hereby agree that the terms of this Agreement supersede and terminate the provisions of the Confidentiality and Standstill Agreement dated as of February 24, 1999 between the Company and SCF Partners, provided that if this Agreement is terminated prior to the Initial Closing, such agreement shall be reinstated pursuant to its terms.

         Section 10.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         Section 10.11 Public Announcements. The Company and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with or rules of any national securities exchange or made in disclosures reasonably determined as required to be filed pursuant to the Securities Act or the Exchange Act.

         Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise.

         Section 10.13 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

           [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                  INPUT/OUTPUT, INC.


                                  By:    /s/ W.J. Zeringue
                                     ------------------------------------------
                                  Name:      W.J. Zeringue
                                       ----------------------------------------
                                  Title:     Chief Executive Officer
                                        ---------------------------------------



                                  SCF-IV, L.P.


                                  By: SCF-IV, G.P., Limited Partnership,
                                  its General Partner

                                  By: L. E. Simmons & Associates, Incorporated, its General Partner

                                  By:    /s/ David C. Baldwin
                                     ------------------------------------------
                                  Name:      David C. Baldwin
                                       ----------------------------------------
                                  Title:     Managing Director
                                        ---------------------------------------